Exhibit 5.2

WILLIAM Y. CHUA

MICHAEL G. DESOMBRE

CHUN WEI

RESIDENT PARTNERS

ADMITTED IN NEW YORK

December 9, 2005

ChipMOS TECHNOLOGIES (Bermuda) LTD.,

        11F, No. 3 Lane 91, Dongmei Road,

                Hsinchu, Taiwan,

                        Republic of China.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of US$250,000,000 principal aggregate amount of (i) debt securities (the “Securities”) and (ii) Common Shares par value US$0.01 per share (the “Shares”), of ChipMOS TECHNOLOGIES (Bermuda) LTD., an exempted company with limited liability incorporated under the laws of Bermuda, we, as your special United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act, including any post-effective amendments, documents incorporated by reference therein or prospectus supplements, the indenture relating to the Securities (the “Indenture”) has been duly authorized, executed and delivered, the terms of the Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, including any post-effective amendments, documents incorporated by reference therein or prospectus supplements, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy,

ChipMOS TECHNOLOGIES (Bermuda) LTD.	- 2 -

insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers.

We further note that, as of the date of this opinion, a judgment for money in an action based on the Securities in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a Security denominated in a foreign currency, a state court in the State of New York rendering-judgment on such Security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Bermuda law, we have, with your approval, relied, without independent investigation, upon the opinion, dated the date hereof, of Appleby Spurling Hunter, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Appleby Spurling Hunter.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the signatures on all documents examined by us are genuine, an assumption that we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP

Sullivan & Cromwell LLP